Exhibit 99.2
Commercial Metals Company Acquires Shares of CMC Zawiercie
Held by Polish State Treasury
     Irving, TX — March 2, 2007 — Commercial Metals Company (NYSE: CMC), headquartered in Irving, Texas, announced today that its Polish steel mill, CMC Zawiercie S.A. (CMCZ), has purchased all of the shares of CMCZ owned by the Polish Ministry of State Treasury. The Ministry retained the minority interest in CMCZ at the time of privatization of the mill in 1995 and continued to hold the shares following CMC’s acquisition from Impexmetal S.A. of the controlling interest in CMCZ in 2003. The shares acquired represent approximately 26.8% of the total CMCZ shares outstanding. CMCZ paid in aggregate approximately $59.5 million for the shares and intends to redeem the shares. With this purchase and subsequent redemption, CMC holds approximately 99% of all CMCZ shares outstanding.
     CMCZ is the second-largest steel producer in Poland with annual production of approximately 1.3 million metric tons. Facilities include two electric arc furnaces, ladle furnaces and casters. Principal products are rebar and wire rod produced on two separate rolling mills. Since acquisition in 2003, CMC has implemented an aggressive capital investment program at CMCZ to increase production, develop downstream steel fabrication operations and improve environmental protection at the facility.
     Murray McClean, President and Chief Executive Officer of Commercial Metals Company, stated, “This purchase achieves an objective established back when we acquired CMCZ. We appreciate the professional manner in which the Ministry of State Treasury handled the evaluation and negotiation of a fair and reasonable purchase price. We look forward to continuing with our long-term plans to make CMCZ a truly world-class steel mill.” Hanns Zoellner, Executive Vice President of Commercial Metals Company and Chairman of the Supervisory Board of CMCZ, commented, “This action will continue to allow us to grow CMCZ’s business and expand our reach in the key markets of Eastern and Central Europe. We want to thank the employees of CMCZ for their dedication and efforts to date, and we look forward to an even brighter future with more success.”
     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic overseas markets.
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Contact:	Debbie Okle Director, Public Relations 214.689.4354
2007-14